EXHIBIT 99.1

Brookline Bancorp, Inc. Chief Credit Officer M. Robert Rose to Retire as Chief Credit Officer

Mark Meiklejohn Will Become Chief Credit Officer of Brookline Bancorp, Inc.

William Tsonos to Become President and CEO of Bank Rhode Island

BOSTON, Sept. 29, 2022 (GLOBE NEWSWIRE) -- Brookline Bancorp (NASDAQ: BRKL) Chairman & CEO Paul Perrault announced today three key changes affecting leadership positions at Brookline Bancorp, Inc. (the “Company”) and Bank Rhode Island, its Rhode Island subsidiary bank.

After thirteen years as the Company’s Chief Credit Officer, M. Robert Rose will retire effective November 1st. Rose will remain with the Company as an executive officer and assume a leadership position with the Company’s board and management credit committees.

“Bob’s long and successful career in credit risk management, as well as industry leadership, is well known and respected,” said Perrault. “We have all benefited from having worked with him and his friendship. With this transition we look to maintain the strong credit risk management practices that he has put into place.”

Mark Meiklejohn, currently President and CEO of Bank Rhode Island, will assume the role of the Company’s Chief Credit Officer upon Rose’s retirement.

With respect to Meiklejohn’s appointment, Perrault stated: “We are fortunate that Mark will assume the position of Chief Credit Officer and the management of the Company’s credit administration group. Mark is an experienced banking professional and will provide for strong continuity in our Company’s credit risk area.”

William Tsonos will replace Mark Meiklejohn and become President and CEO of Bank Rhode Island. Tsonos currently serves as Executive Vice President, Commercial Lending at Bank Rhode Island.

Commenting on his successor, Meiklejohn has high praise for Tsonos. “Will is an outstanding leader and banking professional. His efforts leading the commercial bank for the last 10 years, have been key to BankRI’s tremendous success and have positioned him well to take on these new responsibilities.”

M. Robert Rose joined Brookline Bank in 2009. From 2000 until 2004, Mr. Rose was the Chief Credit Risk Management Officer of Sovereign Bank, and from 2004 until 2009 he served as that Bank’s Chief Risk Officer. Prior to his tenure at Sovereign Bank, he held senior credit and risk management positions at Bank of Boston/Fleet Bank and BayBanks, Inc.

Mr. Rose has served as both Chairman of the Board of Directors and as a member of the Executive Committee of the Risk Management Association and is the former Chairman of the Board of the Risk Management Association Foundation, a not-for-profit organization whose mission involves the development of banking curriculum and education, and granting scholarships and grants to undergraduate and graduate students entering the banking industry.

Mark J. Meiklejohn has been President and CEO of Bank Rhode Island and a member of its Board of Directors since 2012. He joined the Bank in 2006 as Director of Commercial Banking, and in 2008 became the Bank’s Chief Lending Officer. Meiklejohn came to Bank Rhode Island from Citizens Bank where he was a Senior Vice President in Middle Market Lending. He began his career at Fleet Bank in 1985.

A lifelong Rhode Island resident, Meiklejohn is active in various industry groups, including the Rhode Island Banker’s Association, the Rhode Island Public Expenditure Council and the Providence Foundation. He and his family live in Wakefield.

Will Tsonos has been with Bank Rhode Island since 2006. Most recently, as Executive Vice President, Commercial Lending, he has been responsible for growing the Bank’s commercial loan portfolio and commercial deposits. Before joining Bank Rhode Island, he was a Senior Vice President for Middle Market Lending at Citizens Bank. Tsonos is a Governor of The Miriam Hospital Foundation and is Vice Chairman of the Woonsocket (Rhode Island) Investment Board. He is a resident of Woonsocket.

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc., a bank holding company with approximately $8.5 billion in assets and branch locations in eastern Massachusetts and Rhode Island, is headquartered in Boston, Massachusetts and operates as the holding company for Brookline Bank and Bank Rhode Island. The Company provides commercial and retail banking services and cash management and investment services to customers throughout Central New England. It provides equipment financing through its subsidiary unit Eastern Funding LLC. More information about Brookline Bancorp, Inc. can be found at www.brooklinebancorp.com

CONTACT:	Karen Schwartzman
Polaris Public Relations
617- 710-1407